Exhibit 10.3

Execution Version

CONSTRUCTION SERVICE AGREEMENT

Los Angeles Refinery Interconnecting Pipelines

THIS CONSTRUCTION SERVICE AGREEMENT (“Agreement”) is made and entered into effective as of August 6, 2018 (“Effective Date”), by and between Tesoro SoCal Pipeline Company LLC, a Delaware limited liability company, whose address is 19100 Ridgewood Parkway, San Antonio, TX 78259 (“Company”), and Tesoro Refining & Marketing Company LLC, a Delaware limited liability company, whose address is 19100 Ridgewood Parkway, San Antonio, TX 78259 (“Contractor”). Company and Contractor are each a “Party” and collectively are “Parties” to this Agreement.

RECITALS

WHEREAS, the Parties have agreed to participate in a construction project (the “Project”) whereby Contractor will cause the Work to be completed in accordance with the terms of this Agreement;

WHEREAS, the Parties contemplate that the Project will be completed on or before December 31, 2018;

WHEREAS, Company will provide pipeline transportation services to Contractor pursuant to the terms of that certain Pipeline Transportation Agreement dated as of the date hereof (“Transportation Services Agreement”);

WHEREAS, the Parties anticipate that Contractor will perform construction of the Project, including work to be located within (i) rights of way, permit areas, easements or license areas granted by third parties to Company or to Contractor, and (ii) real property owned by Contractor in which Contractor has granted a license to Company, such applicable rights of way, permits, easements and licenses being more particularly described on Exhibit D attached hereto; and

WHEREAS, by entering into this Agreement, Company and Contractor desire to establish certain general terms and conditions which shall apply to, govern and control, all Work on the Project performed by Contractor for Company within the scope of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the Parties agree as follows:

1.0	Nature of Agreement

1.1

This Agreement establishes the basic terms applicable to the Work, including the scope of work described in Exhibit B, as may be modified by any applicable FCOs or other written agreements between the Parties referencing this Agreement.

1.2

Contractor shall perform the Work required to complete constructing and equipping the LAR Interconnecting Pipelines pursuant to the terms hereof and shall deliver to Company the LAR Interconnecting Pipelines as a whole in accordance with the terms of this Agreement and all applicable legal and regulatory requirements. Notwithstanding anything herein to the contrary, in the event that certain lines or portions of the LAR Interconnecting Pipelines are operational prior to completion and delivery of the LAR Interconnecting Pipelines as a whole, Company shall be permitted to utilize and put into service said lines or portions prior to such delivery of the LAR Interconnecting Pipelines as a whole.

1.3

Upon completion of Work: (a) if and to the extent the following have not previously been granted to Company, Contractor shall grant to Company easements, licenses, permits and other use and access rights sufficient for Company to access, own, operate and maintain the LAR Interconnecting Pipelines, on lands owned or leased by Contractor; (b) Contractor will cooperate with Company to allow Company to acquire any required easements, licenses, permits and other use and access rights to allow the LAR Interconnecting Pipelines to cross lands owned by third parties (including governmental entities), sufficient for Company to access, own, operate and maintain the LAR Interconnecting Pipelines; and (c) if and to the extent the following have not previously been assigned to Company, Contractor shall assign to Company all easements, licenses, permits and other use and access rights held by Contractor across any such third party lands to the extent required to allow Company to access, own, operate and maintain the LAR Interconnecting Pipelines. All such access shall be subject to such safety and security requirements that Contractor may require in its reasonable discretion from time to time. Company employees and contractors may be required to comply with the same conditions, restrictions, and requirements that apply to similarly situated Contractor employees and contractors having access to the real property comprising the Refinery, and Contractor may deny access to or remove any such employees or contractors in violation of Contractor’s policies.

1.4

Company hereby provides Contractor with a license to cross, occupy, and reasonably modify lands owned or leased by Company as required to complete the Work. Company shall have the right to reasonably designate areas that may be occupied in connection with the Work and where the LAR Interconnecting Pipelines may be located, so as to minimize interference with current and anticipated use of such property. All such access shall be subject to the provisions of this Agreement and such other safety and security requirements that Company may require in its reasonable discretion from time to time. Contractor Personnel may be required to comply with the same conditions, restrictions and requirements that apply to similarly situated Company employees and contractors having access to the property, and Company may deny access to or remove any such employees or contractors in violation of Company’s policies.

2.0	Definitions

The capitalized terms and acronyms in this Agreement have the following meanings:

2.1	“Agreement” has the meaning set forth in the Preamble.

2.2

“Applicable Laws” mean laws, regulations, statutes, codes, rules, orders, permits, policies, licenses, certifications, decrees, standards, or interpretations imposed by any governmental authority that apply to the performance of the Work or this Agreement, including those within the Area of Operations and any jurisdiction where the Work is performed.

2.3	“Area of Operations” means the area where Contractor performs or is expected to perform the Work.

2.4	“Company” means the party listed in the preamble above who has contracted with Contractor for the Work.

2.5	“Company Group” has the meaning set forth in Section 10.2.

2.6

“Confidential Information” means all confidential, proprietary or non-public information of a Party, whether set forth in writing, orally or in any other manner, including all non-public information and material of such Party (and of companies with which such Party has entered into confidentiality agreements) that another Party obtains knowledge of or access to, including non-public information regarding products, processes, business strategies and plans, customer lists, research and development programs, computer programs, hardware configuration information, technical drawings, algorithms, know-how, formulas, processes, ideas, inventions (whether patentable or not), trade secrets, schematics and other technical, business, marketing and product development plans, revenues, expenses, earnings projections, forecasts, strategies, and other non-public business, technological, and financial information.

2.7	“Construction Fee” has the meaning set forth on Exhibit C.

2.8	“Contractor” means the party listed in the preamble above who, according to the terms and conditions of this Agreement, will provide the Work to Company.

2.9	“Contractor Group” has the meaning set forth in Section 10.1.

2.10	“Contractor Personnel” means Contractor’s employees, agents, representatives, contractors and subcontractors.

2.11	“Contractor’s Standards” means Contractor’s established practices, methods, techniques, standards, codes, operating procedures, and/or specifications applicable to the Work.

2.12	“Effective Date” has the meaning set forth in the Preamble.

2.13

“Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and

Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.

2.14

“Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance, or other authorization required under or issued pursuant to any applicable Environmental Law.

2.15	“Invoice” has the meaning set forth in Section 3.3.

2.16	“FCO” means Field Change Order.

2.17	“FCR” means Field Change Request.

2.18

“Force Majeure” means an act of God, strike, lockout, or other industrial disturbance, act of public enemy, terrorism, war, blockade, fire, storm or governmental action, governmental restraint, or any other cause, whether of the kind enumerated above or not, which is not reasonably within the control of Contractor.

2.19	“Goods” shall mean personal property, materials, supplies, and equipment included within the Work.

2.20

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.

2.21	“Indemnified Group” has the meaning set forth in Section 10.2.

2.22

“Los Angeles Refinery Interconnecting Pipelines” or “LAR Interconnecting Pipelines” shall mean eight (8) pipelines within a single bundle to be constructed to interconnect two units of the Refinery, the Carson unit and the Wilmington unit, including pipelines to be installed below Sepulveda Boulevard, Alameda Street and the Long Beach Harbor Railroad and other railroad tracks, and adjoining lands, and which may include portions of existing pipelines that are joined with new piping to form complete interconnecting pipelines, together with pipelines on the Refinery property and on lands owned or leased by Company, and such ancillary pumps, meters and other equipment required for operation of such pipelines, all as more completely described on Exhibit B.

2.23	“Party” and “Parties” have the meaning set forth in the Preamble.

2.24

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

2.25	“Pipeline Safety Act” has the meaning set forth in Section 16.2.

2.26	“Project” has the meaning set forth in the Recitals.

2.27	“Receiving Party Personnel” has the meaning set forth in Section 20.5.

2.28	“Refinery” means Contractor’s refinery in Los Angeles, California, including the units formerly operated as the Carson and Wilmington plants.

2.29	“Special Damages” has the meaning set forth in Section 26.1.

2.30	“Transportation Services Agreement” has the meaning set forth in the recitals.

2.31

“Work” includes the furnishing and delivery by Contractor of all labor, supervision, materials, tools, equipment, and supplies that are necessary to provide the work to complete design, engineering, construction, and testing of the LAR Interconnecting Pipelines as indicated on Exhibit B attached hereto, and any applicable FCOs or other written agreements between the Parties covering the subject matter of this Agreement.

3.0	Price and Payment

3.1	Company shall pay Contractor for the Work in accordance with the pricing terms set forth on Exhibit C, as may be modified by an applicable FCO or other written agreement between the Parties.

3.2	Notwithstanding anything herein to the contrary, payment shall be due for the Work when the Work has been fully completed pursuant to the terms of this Agreement.

3.3

Contractor shall submit an invoice to Company for the Work (the “Invoice”) in accordance with the terms of this Article 3.0 and Exhibit C, upon the earlier to occur of (a) within ten (10) days after the Work has been fully completed pursuant to the terms of this Agreement and (b) December 21, 2018. The Invoice shall set forth the amount due under this Agreement, including any applicable FCO, and include reasonable supporting documentation. Company shall pay all undisputed amounts set forth in the Invoice upon the earlier to occur of (a) ten (10) calendar days after Company’s receipt of the Invoice and (b) December 31, 2018. Any past due payments (of undisputed amounts) owed by Company shall accrue interest, payable on demand, at the lesser of (a) the rate of interest announced publicly by JPMorgan Chase Bank, in New York, New York, as JPMorgan Chase Bank’s prime rate (which Parties acknowledge and agree is announced by such bank and used by the Parties for reference purposes only and may not represent the lowest or best rate available to any of the customers of such bank or the Parties), plus four percent (4%), and (b) the highest rate of interest (if any) permitted by applicable law, from the due date of the payment through the actual date of payment. If the amount set forth in the Invoice is subject to dispute, Company shall be obligated to pay only the undisputed portion of the Invoice pending the resolution of such dispute in accordance with Section 3.4.

3.4

Company may dispute the Invoice by giving written notice to Contractor within three (3) months following the month in which such the Invoice was delivered. Upon resolution of the dispute, any required payment must be made within ten (10) days of such resolution.

3.5

Company and its duly authorized agents and/or representatives shall have reasonable access to the accounting records and other documents maintained by Contractor which related to this Agreement or the Work, and shall have the right to audit such records at any reasonable time or times during the term of this Agreement and for a period of up to three (3) years after termination or expiration of this Agreement.

4.0	Transfer of Assets And Work Performed After Such Transfer

4.1

Upon completion of the Work, Contractor shall transfer via a duly executed assignment and bill of sale to Company, if and to the extent not already assigned to Company, the pipelines, pumps, and other assets included within the LAR Interconnecting Pipelines, together with all easements, licenses, permits and other use and access rights providing Company with all rights necessary to access, own, operate and maintain the LAR Interconnecting Pipelines, free and clear of liens and encumbrances that could impair Company’s title to or rights to use the LAR Interconnecting Pipelines, as specified in Section 1.3 above, all of which shall thereafter be shall be included as part of the LAR Interconnecting Pipelines.

4.2

In the event that all of the Work has not been completed prior to December 31, 2018, then Contractor shall, as of December 31, 2018, assign to Company all of the assets and rights specified in Section 4.1 above, free and clear of liens and encumbrances that could impair Company’s title to or rights to use the same, without limiting Contractor’s obligation to continue and complete the Work in accordance with the terms hereof.

4.3

If all Work has not been completed on the LAR Interconnecting Pipelines at the time of transfer (as set forth in Section 4.2 above), Contractor shall continue to perform the Work until the Work has been completed in accordance with all design specifications, engineering, and Contractor’s Standards.

5.0	Orders and Field Change Requests

5.1

Company may request changes in the Work to be performed. Prior to the commencement of any additional or revised Work requested by Company, Contractor shall provide Company with a FCR to reflect the additional or revised Work to be performed. Company may approve said FCR, and, if the FCR is approved, shall execute and deliver to Contractor a FCO before such additional or revised Work shall commence. If Company executes and delivers the FCO to Contractor, such FCO shall amend the applicable terms of this Agreement.

6.0	Inspection, Testing, Acceptance, and Rejection

6.1

Company may inspect and test the Work and also reject any or all of the same not conforming as to quality, type, or quantity as stated on Exhibit B, even if payment has been made by Company to Contractor. Company shall be under no obligation or duty to inspect the Work. Unless Exhibit B or an FCR specifically provides otherwise, Company’s inspection of or failure to inspect any Work shall not limit, waive, release, or otherwise affect Contractor’s guaranties and warranties provided herein or relieve Contractor of any other responsibilities hereunder. Company’s failure to inspect any particular Work shall not be a continuing waiver of its right to inspect any future Work to be performed hereunder.

6.2

Contractor shall furnish to Company all information and data as may be reasonably required to perform Company’s inspection. Company reserves the right at any time to cancel or suspend the Work if Company’s inspection reveals that the Work being performed does not conform to applicable safety laws and/or regulations.

6.3

The right to test and reject non-conforming Work includes, but is not limited to: processes, technical information, computer software, raw materials, components, intermediate assemblies, and end products.

6.4

Company shall have the absolute right to reject any Work that is deficient or non-conforming with respect to the specifications contained on Exhibit B or the warranties contained herein, and Company shall be under no obligation to pay for any such rejected Work. In the event Company accepts such Work, Company shall continue to retain any and all of its remedies provided by the terms of this Agreement, including, but not limited to, (a) conditionally accepting such defective or non-conforming Work subject to an equitable price reduction; (b) correcting or replacing such defective or non-conforming Work and back-charging Contractor for all costs incurred by Company; or (c) requiring Contractor to promptly repair or replace such defective or non-conforming Work or materials or equipment at Contractor’s sole expense.

6.5

All materials and equipment delivered or installed and Work performed by Contractor shall be deemed to be accepted when the same have been determined by Company in its discretion to be in conformance with the specifications contained on Exhibit B and the warranties provided herein. Company’s inspection or acceptance of or payment for any Work shall not constitute a waiver of any warranties, rights, or remedies.

6.6

Contractor is under a continuing obligation, subsequent to the performance of any Work, to notify Company in the event Contractor discovers or becomes aware of any non-conformity in the delivered Work performed. Contractor shall provide written notice to Company within twenty-four (24) hours of such discovery.

7.0	Late Work

7.1

If Contractor believes it may be unable to comply with any delivery and/or installation date or completion schedule, Contractor shall promptly notify Company in writing of the probable length of any anticipated delay and the reasons for it.

7.2	Acceptance of late performance of the Work shall not be deemed a waiver or modification of any of Contractor’s performance obligations hereunder.

8.0	Offset and Liens

8.1

Contractor shall keep Company’s property free of all liens and claims of Contractor or Contractor Personnel, which may arise as a result of Contractor and Contractor Personnel’s performance of the Work.

8.2	Contractor, at its own expense, shall secure the prompt discharge of any lien(s) which may arise out of or in connection with performance of the Work by Contractor or Contractor Personnel.

8.3

If Contractor fails to discharge any lien or claim of lien not permitted by this Article 8.0, within five (5) business days from receipt of notice by Company to Contractor, Company may discharge or release the liens or claim of lien, and Contractor shall pay and reimburse Company its costs for the release and reasonable attorneys’ fees and other costs associated with securing the release or settlement of lien.

9.0	Contractor Obligations, Warranties and Representations

9.1

Contractor will construct and deliver to Company the LAR Interconnecting Pipelines at the Area of Operations that (a) conforms to and complies in all respects with the specifications set forth on Exhibit B, (b) is free of liens, encumbrances and material defects, (c) has been designed, engineered and constructed in compliance with all Applicable Laws, and (d) is capable of operating and transporting DGO (sweet gasoil), light cycle oil (LCO) and URD (hydrocracker feed), naphtha/blend components, butylene, propylene (RGP), and butane, in each case, in accordance with Applicable Laws and Contractor’s Standards.

9.2

Contractor shall, and shall cause all Contractor Personnel to, perform all Work in a good and workmanlike manner with due diligence and without undue delay or interruption. Contractor warrants that (a) all Contractor Personnel will have adequate equipment, in good working order, free from defects and fit for its intended use of performing the Work, (b) Contractor and Contractor Personnel will have fully trained, certified, and adequately supervised personnel perform the Work, who are capable of safely and properly operating the equipment in accordance with all Applicable Laws and Contractor’s Standards, and (c) the Work shall be performed as efficiently and economically to Company as possible and in full compliance with Company’s safety and environmental rules and policies.

9.3	The representations and warranties contained herein shall extend to the Work performed by Contractor Personnel to the same extent as to any such Work performed by Contractor.

9.4

Contractor hereby agrees to assign Company any and all warranties and guarantees from third party contractors, suppliers, and manufacturers and to cooperate in the enforcement of such warranties and guarantees.

9.5

Contractor shall conduct its operations in such a manner as to cause a minimum of interference with Company’s operations and the operations of other contractors at the jobsite, and protect all persons and property thereon from damage or injury.

9.6

If any Work performed or materials or equipment installed by Contractor or its contractors shall prove defective in title, material and/or workmanship, within eighteen (18) months from the date of receipt by Company, or one year from the date of completion of the Work, whichever occurs first in time, Company shall notify Contractor in writing of such defect or non-compliance within sixty (60) days of discovery of such defect or non-compliance, and Contractor shall, at its option, modify, repair, or replace such defective Work, materials, or equipment, at no cost to Company. Contractor shall take custody and title of the defective Goods or item upon installation of the replacement Goods or item. Adjustments for materials or equipment not manufactured by Contractor shall be made to the extent of any warranty of the manufacturer or supplier thereof. In the event any Goods are not available for use due to defects in materials, workmanship or engineering furnished by Contractor, the guarantee period shall be extended for a period equal to the time of delay due to non-use.

9.7

Any easements, licenses, permits, and other use and access rights provided by Contractor to Company under the terms of this Agreement shall be sufficient to allow Company to own and operate the LAR Interconnecting Pipelines on lands owned or leased by Contractor, free and clear of liens and encumbrances that could impair Company’s title to or rights to access, use, operate or maintain the LAR Interconnecting Pipelines.

9.8

Contractor acknowledges that there are hazards inherent in Company’s operations and that Company’s facilities, equipment and premises may contain patent and latent hazardous conditions and defects. Contractor shall familiarize itself with the condition of Company’s facilities and equipment prior to beginning such Work and Contractor accepts such facilities and equipment “AS IS, WHERE IS” for such Work.

10.0	Indemnification

10.1

Notwithstanding anything else contained in this Agreement, Company shall release, defend, protect, indemnify, and hold harmless Contractor and its affiliates and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (excluding any member of the Company

Group) (collectively the “Contractor Group”), from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (a) personal or bodily injury to, or death of the employees of Company or Contractor and, as applicable, their carriers, customers, representatives, and agents, (b) loss of or damage to any property, products, material, and/or equipment belonging to Company or Contractor, and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors, (c) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (a) through (c) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Company in connection with the LAR Interconnecting Pipelines or the Work provided hereunder, and, as applicable, their carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters, and (d) any losses incurred by Contractor due to violations of this Agreement by Company, or, as applicable, its carriers, customers, representatives, and agents; PROVIDED THAT COMPANY SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS CONTRACTOR OR ANY MEMBER OF THE CONTRACTOR GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF CONTRACTOR OR ANY MEMBER OF THE CONTRACTOR GROUP.

10.2

Notwithstanding anything else contained in this Agreement, Contractor shall release, defend, protect, indemnify, and hold harmless Company and its affiliates and their respective officers, directors, members, managers, employees, agents, contractors, successors, and assigns (excluding any member of the Contractor Group) (collectively the “Company Group”; and Company Group and Contractor Group each an “Indemnified Group”, as applicable) from and against any and all demands, claims (including third-party claims), losses, costs, suits, or causes of action (including, but not limited to, any judgments, losses, liabilities, fines, penalties, expenses, interest, reasonable legal fees, costs of suit, and damages, whether in law or equity and whether in contract, tort, or otherwise) for or relating to (a) personal or bodily injury to, or death of the employees of Company or Contractor and, as applicable, their carriers, customers, representatives, and agents; (b) loss of or damage to any property, products, material, and/or equipment belonging to Company or Contractor, and, as applicable, their carriers, customers, representatives, and agents, and each of their respective affiliates, contractors, and subcontractors; (c) loss of or damage to any other property, products, material, and/or equipment of any other description, and/or personal or bodily injury to, or death of any other person or persons; and with respect to clauses (a) through (c) above, which is caused by or resulting in whole or in part from the negligent or wrongful acts or omissions of Contractor or Contractor Personnel, in connection with the LAR Interconnecting Pipelines or the Work provided hereunder, and, as applicable, their carriers, customers, representatives, and agents, or those of their respective employees with respect to such matters; and (d) any losses incurred by Company due to violations of this Agreement by Contractor or Contractor Personnel, or, as applicable, their carriers, customers, representatives, and agents; PROVIDED THAT CONTRACTOR SHALL NOT BE OBLIGATED TO RELEASE, INDEMNIFY OR HOLD HARMLESS COMPANY OR ANY MEMBER OF THE COMPANY GROUP FROM AND AGAINST ANY CLAIMS TO THE EXTENT THEY RESULT FROM THE BREACH OF CONTRACT, STRICT LIABILITY OR THE NEGLIGENT ACTS, ERRORS OR OMISSIONS OR WILLFUL MISCONDUCT OF COMPANY OR ANY MEMBER OF THE COMPANY GROUP.

10.3	Contractor and Company shall not be considered affiliated or affiliates of one another for purposes of the indemnification provisions set forth in this Agreement.

10.4

Except as expressly provided otherwise in this Agreement, the scope of these indemnity provisions may not be altered, restricted, limited, or changed by any other provision of this Agreement. The indemnity obligations of the Parties as set out in this Article 10.0 are independent of any insurance requirements set forth in this Agreement and such indemnity obligations shall not be lessened or extinguished by reason of a Party’s failure to obtain the required insurance coverages or by any defenses asserted by a Party’s insurers.

10.5

Neither Party shall be obligated to indemnify the other Party or any member of such Party’s Indemnified Group or be liable to the other Party or any member of such Party’s Indemnified Group unless a written claim for indemnity is delivered to the other Party within ninety (90) days after the date that a claim is reported or discovered, whichever is earlier.

10.6

This Article 10.0 and the indemnification provisions in this Article 10.0 shall survive the cancellation, termination or expiration of this Agreement until all applicable statutes of limitation have run regarding any claims that could be made with respect to the activities contemplated by this Agreement.

10.7

If any Party has the rights to indemnification from a third party, the indemnifying party under this Agreement shall have the right of subrogation with respect to any amounts received from such third-party indemnification claim.

11.0	Insurance

11.1

Contractor shall require all of its agents, contractors, and subcontractors to provide the insurance coverage (including additional insured, waiver of subrogation, certificates and non-cancellation) as indicated on Exhibit A.

11.2	The existence or non-existence of insurance as required by this Agreement will not limit Contractor’s liability for any claims asserted against Company.

12.0	Responsibility for Loss or Damage to Equipment and Materials

12.1

Unless otherwise agreed by the Parties, Company shall not safeguard or protect any vehicles, vessels, tools, equipment, machinery, supplies or other personal property belonging to Contractor or any Contractor Personnel, whether or not on Company’s premises, and the owners of such property shall be solely responsible for the protection of such property.

13.0	Independent Contractor Relationship

13.1

Contractor will be an independent contractor in its performance of all Work hereunder. Contractor shall have exclusive direction and control of all Contractor Personnel and shall be solely responsible for Contractor’s acts and omissions and for the acts and omissions of Contractor Personnel. Company is interested only in the results obtained and has only general rights of inspection, review, and approval of the Work, in order to assure satisfactory completion of the Work and compliance with the terms of this Agreement.

14.0	Safety and Environmental Requirements

14.1

Contractor shall take any and all necessary precautions to prevent the occurrence of any injury (including death) to any Person(s), or any damage to any property or the environment, arising out of acts or omissions of Contractor or Contractor Personnel.

14.2

Contractor agrees to comply with any safety and environmental requirements set forth by the Company’s environmental, health, and safety manager at the location where Work is performed. Approval of any exceptions to safety or environmental requirements shall be handled by the safety manager at the location where Work is performed.

15.0	Security and Background Check Requirements

15.1	Contractor shall have background checks performed on all Contractor Personnel who will have access to the Area of Operations, unescorted by a Company or Contractor employee.

16.0	Laws, Rules, and Regulations

16.1

Contractor will, and will cause Contractor Personnel to, comply with all Applicable Laws in connection with their performance of all Work pursuant to this Agreement. Contractor shall, and shall cause Contractor Personnel to, obtain and maintain current all required permits, licenses, certificates, and approvals for the Work. Contractor shall, and shall cause Contractor Personnel to, specifically comply with all applicable federal, state, and local environmental, employment, safety and zoning laws, rules, and regulations. Without limiting the foregoing, to the extent required by Applicable Laws, and as applicable to the Work performed under this Agreement, Contractor shall, and shall require Contractor Personnel to, comply with the following:

(a)

Equal Opportunity: Executive Order 11246, the Equal Opportunity Clause prescribed in 41 CFR 60-1.4(d) (race, color, religion, sex and national origin); 41 CFR 60-1.7 (filing the Employer Information Report annually); 41 CFR 60-1.8 (non-segregated facilities); 41 CFR 60-1.40 (establishment of a written affirmative action plan); 41 CFR 60-741.5 (workers with disabilities); 48 CFR Chapter 1 Subpart 19.7 (Small Business and Small Disadvantaged Business Concerns); Executive Order 12138 (women-owned businesses);

(b)	Labor: The Fair Labor Standards Act of 1938, as amended and related regulations;

(c)	Immigration: The Immigration Reform and Control Act of 1986 and related regulations;

(d)	Anti-Drug Plan and Drug Testing: 46 CFR Parts 4, 5, and 16 and 49 CFR Parts 40 and 199 (requirements of the U.S. Coast Guard, the U.S. Department of Transportation);

(e)

Occupational Safety: The Occupational Safety and Health Act and all regulations promulgated thereunder, including, without limitation, those regulating the handling and use of asbestos or asbestos-containing material, 40 CFR Part 61 Subparts A and M, 29 CFR 1926 (Construction, Industrial Standards for Asbestos), 29 CFR 1910.1001 (Asbestos), 29 CFR 1910.134 (Respiratory Protection) 29 CFR Subpart K (Medical) and all other applicable state rules and regulations for the abatement of asbestos materials;

(f)	Water Pollution: The Clean Water Act, as amended, The Oil Pollution Act of 1990, the Federal Water Pollution Control Act;

(g)

Hazardous Substances and Wastes: The Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Toxic Substance Control Act, as amended; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Re-authorization Act of 1986;

(h)	Air Pollution: The Clean Air Act, as amended;

(i)	Executive Order 13496 Compliance: 29 CFR Part 471;

(j)	Where applicable, all Department of Homeland Security provisions including, but not limited to Transportation Worker Identification Credential; and

(k)

Where applicable, the requirements of 41 CFR 60-300.5(a) which prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans.

16.2

Contractor and all Contractor Personnel performing any Work or operation or maintenance work on the LAR Interconnecting Pipelines or Pipeline Facilities (as defined in 49 CFR 192 and 195) pursuant to this Agreement will: (a) comply with the Accountable Pipeline Safety and Partnership Act of 1996 (the “Pipeline Safety Act”), 49 CFR Parts 192 or 195; (b) meet the U.S. Department Transportation’s Operator qualification requirements and Company’s qualification requirements by being qualified by the National Center for Construction Education Research, Operator Qualification Solutions Group, or any other qualification program approved by Company; and (c) create and retain required records under the Pipeline Safety Act and any regulations or rules promulgated in accordance therewith.

16.3

In the event any provision of this Agreement is inconsistent with or contrary to any Applicable Law or order of a court of competent jurisdiction, said provision shall be deemed to be modified to the extent required to comply with said law, rule, regulation, or order, and this Agreement as so modified will remain in full force and effect.

17.0	Force Majeure

17.1

In the event Contractor is rendered unable by Force Majeure to carry out its obligations under this Agreement, other than its obligation to indemnify or make money payments, then Contractor shall give Company prompt written notice of the Force Majeure with full particulars concerning it; thereupon, the obligations of Contractor, so far as they are affected by the Force Majeure, shall be suspended during, but not longer than, the continuance of the Force Majeure. Contractor shall use all reasonable dispatch to remedy the Force Majeure situation as quickly as possible; provided, however, Contractor shall not be required to settle any strike or other labor dispute contrary to its wishes. Until such Force Majeure has concluded or otherwise been resolved, Contractor shall, upon request by Company, provide Company with reasonably detailed information regarding the status of the Force Majeure and all mitigation steps taken by Contractor.

18.0	Subcontracting

18.1

Contractor may hire contractors and subcontractors to perform the Work, but Contractor is solely responsible and shall timely provide for payment to such contractors and subcontractors. Contractor shall provide Company with adequate advance notice of the identity of each contractor or subcontractor to be hired to perform Work, and any other information reasonably required or requested by Company with respect to such contractors and subcontractors. Company may reject any contractors and subcontractors, with or without cause. Contractor shall not employ or continue to employ any contractor or subcontractor rejected by Company to perform the Work hereunder. Contractors and subcontractors hired by Contractor shall not be deemed to be servants, employees, or representatives of Company, but shall be required by Contractor to perform the Work (or applicable portions thereof) on terms consistent with the terms of this Agreement; provided, however, Contractor shall remain responsible for acts and omissions of such contractors and subcontractors, and the performance or breach of Contractor’s obligations under this Agreement by such contractors and subcontractors.

19.0	Notices

19.1

All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Party to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by confirmed e-mail to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by e-mail shall be effective upon actual confirmed receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after actual confirmed receipt if received other than during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Party in the manner provided in this Section 19.1.

Company	Contractor
Tesoro SoCal Pipeline Company LLC 19100 Ridgewood Parkway San Antonio, TX 78259 Attention: General Counsel	Tesoro Refining & Marketing Company LLC 19100 Ridgewood Parkway San Antonio, TX 78259 Attention: General Counsel

20.0	Confidentiality

20.1

Each Party shall use reasonable efforts to retain the other Parties’ Confidential Information in confidence and not disclose the same to any third party nor use the same, except as authorized by the disclosing Party in writing or as expressly permitted in this Article 20.0. Each Party further agrees to take the same care with the other Party’s Confidential Information as it does with its own, but in no event less than a reasonable degree of care. Excepted from these obligations of confidence and non-use is that information which:

a)	is available, or becomes available, to the general public without fault of the receiving Party;

b)

was in the possession of the receiving Party on a non-confidential basis prior to receipt of the same from the disclosing Party (it being understood, for the avoidance of doubt, that this exception shall not apply to information of Contractor that was in the possession of Company or any of its affiliates as a result of their ownership or operation of the LAR Interconnecting Pipelines prior to the Effective Date);

c)

is obtained by the receiving Party without an obligation of confidence from a third party who is rightfully in possession of such information and, to the receiving Party’s knowledge, is under no obligation of confidentiality to the disclosing Party; or

d)	independently developed by the receiving Party without reference to or use of the disclosing Party’s Confidential Information.

20.2

For purposes of this Article 20.0, a specific item of Confidential Information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or underlies, more general information in the public domain or in the possession of the receiving Party.

20.3

Notwithstanding Section 20.1 above, if the receiving Party becomes legally compelled to disclose the Confidential Information by a court, governmental authority or Applicable Law, or is required to disclose by the listing standards of any applicable securities exchange, any of the disclosing Party’s Confidential Information, the receiving Party shall promptly advise the disclosing Party of such requirement to disclose Confidential Information as soon as the receiving Party becomes aware that such a requirement to disclose might become effective, in order that, where possible, the disclosing Party may seek a protective order or such other remedy as the disclosing Party may consider appropriate in the circumstances. The receiving Party shall disclose only that portion of the disclosing Party’s Confidential Information that it is required to disclose and shall cooperate with the disclosing Party in allowing the disclosing Party to obtain such protective order or other relief.

20.4

Upon written request by the disclosing Party, all of the disclosing Party’s Confidential Information in whatever form shall be returned to the disclosing Party upon termination or expiration of this Agreement or destroyed with destruction certified by the receiving Party, without the receiving Party retaining copies thereof except that one copy of all such Confidential Information may be retained by a Party’s legal department solely to the extent that such Party is required to keep a copy of such Confidential Information pursuant to Applicable Law, and the receiving Party shall be entitled to retain any Confidential Information in the electronic form or stored on automatic computer back-up archiving systems during the period such backup or archived materials are retained under such Party’s customary procedures and policies; provided, however, that any Confidential Information retained by the receiving Party shall be maintained subject to confidentiality pursuant to the terms of this Article 20.0, and such archived or back-up Confidential Information shall not be accessed except as required by Applicable Law.

20.5

The receiving Party will limit access to the Confidential Information of the disclosing Party to those of its employees, attorneys and contractors that have a need to know such information in order for the receiving Party to exercise or perform its rights and obligations under this Agreement (the “Receiving Party Personnel”). The Receiving Party Personnel who have access to any Confidential Information of the disclosing Party will be made aware of the confidentiality provision of this Agreement, and will be required to abide by the terms thereof. Any third party contractors that are given access to Confidential Information of a disclosing Party pursuant to the terms hereof shall be required to sign a written agreement pursuant to which such Receiving Party Personnel agree to be bound by the provisions of this Agreement, which written agreement will expressly state that it is enforceable against such Receiving Party Personnel by the disclosing Party.

20.6	The provisions of this Article 20.0 shall survive the termination or expiration of this Agreement for a period of two (2) years.

21.0	Governing Law; Exclusive Jurisdiction

21.1

The laws of the State of Texas, without giving effect to principles of conflict of laws, shall govern all matters arising under this Agreement, including but not limited to the validity, interpretation and enforcement of this Agreement, the rights and obligations of the Parties hereunder.

21.2

EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT OF COMPETENT JURISDICTION SITUATED IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TEXAS, SAN ANTONIO DIVISION, OR IF SUCH FEDERAL COURT DECLINES TO EXERCISE OR DOES NOT HAVE JURISDICTION, IN THE DISTRICT COURT OF BEXAR COUNTY, TEXAS. THE PARTIES EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF SAID COURTS AND IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN SUCH COURTS, IRREVOCABLY WAIVE ANY CLAIM THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER IRREVOCABLY WAIVE THE RIGHT TO OBJECT, WITH RESPECT TO SUCH CLAIM, ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. THE PARTIES HEREBY IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. NOTHING CONTAINED HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

21.3

EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY PERFORMANCE OR FAILURE TO PERFORM OF ANY OBLIGATION HEREUNDER.

22.0	Miscellaneous

22.1

This Agreement may be executed in one or more counterparts (including by facsimile or portable document format (pdf)), each of which counterparts will be deemed an original, but all of which counterparts together will constitute one and the same agreement. Except as specifically provided herein, it is expressly understood that the provisions of this Agreement do not impart any enforceable rights in anyone who is not a Party or successor or permitted assignee of a Party. Neither Party may assign any of its rights or obligations under this Agreement without the other Party’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

23.0	Contract in Entirety

23.1

This Agreement sets forth the full and complete agreement of the Parties as to the Work, but shall not alter, amend, or change the Transportation Services Agreement or any other commercial agreement between the Parties.

24.0	Modifications or Waivers

24.1

This Agreement may be amended or modified only by a written instrument executed by the Parties. Any of the terms and conditions of this Agreement may be waived in writing at any time by the Party entitled to the benefits thereof. No waiver of any of the terms and conditions of this Agreement, or any breach thereof, will be effective unless in writing signed by a duly authorized individual on behalf of the Party against which the waiver is sought to be enforced. No waiver of any term or condition or of any breach of this Agreement will be deemed or will constitute a waiver of any other term or condition or of any later breach (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provided.

25.0	Survival

25.1

Article 8.0 through Article 12.0, and Article 20.0 through Article 25.0, and all other provisions of this Agreement that by their terms are intended to survive termination or expiration of this Agreement, including any accrued obligations, warranties, representations, and indemnities under this Agreement, shall survive any termination or expiration of this Agreement.

26.0	Waiver of Certain Damages.

26.1

Notwithstanding anything to the contrary contained herein, no Party shall be liable or responsible to another Party or any member of such other Party’s Indemnified Group for any consequential, incidental, or punitive damages, or for loss of profits or revenues (collectively referred to as “Special Damages”) incurred by such Party or any member of such Party’s Indemnified Group that arise out of or relate to this Agreement, regardless of whether any such claim arises under or results from contract, negligence, or strict liability of the Party whose liability is being waived hereby; provided that the foregoing limitation is not intended and shall not affect Special Damages actually awarded to a third party or assessed by a governmental authority and for which a Party or any member of such Party’s Indemnified Group is properly entitled to indemnification from another Party pursuant to the express provisions of this Agreement.

27.0	Severability

27.1

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be valid and effective under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith with a view to substitute for such provision a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

28.0	Construction

28.1	In interpreting this Agreement, unless the context expressly requires otherwise, all of the following apply to the interpretation of this Agreement:

a)	Preparation of this Agreement has been a joint effort of the Parties and the resulting Agreement against one of the Parties as the drafting Party.

b)	Plural and singular words each include the other.

c)	Masculine, feminine and neutral genders each include the others.

d)	The word “or” is not exclusive and includes “and/or.”

e)	The words “includes” and “including” are not limiting.

f)	References to the Parties include their respective successors and permitted assignees.

g)	The headings in this Agreement are included for convenience and do not affect the construction or interpretation of any provision of, or the rights or obligations of a Party under, this Agreement.

[Signatures follow.]

THIS AGREEMENT is executed by duly authorized representatives as of the Effective Date.

Tesoro SoCal Pipeline Company LLC		Tesoro Refining & Marketing Company LLC

By:	/s/ Steven M. Sterin	By:	/s/ Stephan E. Tompsett
Name:	Steven M. Sterin	Name:	Stephan E. Tompsett
Title:	President and Chief Financial Officer	Title:	Vice President and Treasurer

Signature Page

Construction Service Agreement

Exhibit A

Minimum Insurance Requirements for Contractors

All contractors hired by or acting on behalf of Contractor will strictly adhere to all insurance requirements as outlined in this Exhibit A. At a minimum, Contractor shall require its contractors to obtain and maintain during the term of this Agreement the following:

1.	Workers’ Compensation and Employer’s Liability:

a.

Statutory requirements in the jurisdiction where the operations are conducted. This includes coverage under the U.S. Longshore and Harbor Workers’ Compensation Act as well as the Outer Continental Shelf Lands Act with voluntary compensation for marine operations to include transportation, wages, maintenance and cure, and Jones Act Coverage where required.

b.	Coverage B Employer’s Liability with a minimum limit of $1,000,000.00.

c.	Endorsement to include a waiver of subrogation in favor of Contractor and Company.

2.	Commercial General Liability:

a.	Minimum combined single limit of $1,000,000.00 per occurrence for bodily injury or property damage liability. Deductible or self-retention amount must be shown on certificate of insurance.

b.	Blanket Contractual liability specifically covering the indemnities contained in this Agreement.

c.	Products and Completed Operations coverage.

d.	Personal Injury coverage.

e.	Premises/operations coverage.

f.	Explosion, blasting, underground damage and collapse coverage.

g.	Broad form property damage.

h.	Contractor and Company named as additional insured.

i.	Endorsement to include a waiver of subrogation in favor of Contractor and Company.

3.	Commercial Automobile Liability:

a.	Coverage for all owned and non-owned, hired vehicles.

Exhibit A

Construction Service Agreement

b.	Minimum combined single limit of $1,000,000.00 per occurrence for bodily injury and property damage liability. Deductible or a self-retention amount must be shown on certificate.

c.	If applicable, Motor Carrier Policies of Insurance for Public Liability Endorsement (Motor Carrier Act of 1980) with Minimum Limits of $1,000,000 Bodily Injury and Property Damage per occurrence.

d.	Contractor and Company named as additional insured.

e.	Endorsement to include a waiver of subrogation in favor of Contractor and Company.

4.	Excess (Umbrella) Liability:

a.	Limits of Liability not less than $4,000,000.00 per occurrence.

b.	Contractor and Company named as additional insured.

c.	Additional excess limits may be utilized to supplement inadequate limits in the primary policies required in Items 1(b), 2(a) and 3(b) above.

d.	Endorsement to include a waiver of subrogation in favor of Contractor and Company.

5.	Pollution Legal Liability (if applicable to the Work):

a.	Limits of Liability not less than $2 million per occurrence.

Exhibit A

Construction Service Agreement

Exhibit B

Scope of Work

LAR Interconnecting Pipelines

The LAR Interconnecting Pipelines shall be as detailed herein and in the Contractor AFE number 142100023, effective as of the date hereof (the “AFE”), including the TECHNICAL OBJECTIVES – Document Rev 7. The design and layout will comply with that provided in the AFE, all applicable permit conditions, with such further revisions as may be mutually agreed upon by the Parties.

The Work includes all lines routed between the Carson tank farm and Wilmington tank farm. The Work commences at the transfer pump discharge to the tank manifold in Carson or Wilmington. The scope of the Work includes:

a)	two underground bores under both Alameda Street and Sepulveda Avenue;

b)	pipeline bundles to include 6 process pipes (line 701, 702, 704,706, 707,709), 2 spare pipes, and 2 conduits for instrumentation communication;

c)	pigging stations that contain 6 launchers and 6 receivers;

d)	new pump for transferring butylene on line 706;

e)	two new pumps for transferring propylene on line 707; and

f)	new piping, valving, instrumentation, leak detection to support the installation above.

Exhibit B

Construction Service Agreement

Exhibit C

Payment for Work

Contractor shall be compensated for the performance of the Work as set forth below:

Company will pay Contractor a fixed fee in the amount of $39,775,388.61 (the “Construction Fee”). The Construction Fee shall be due and payable as set forth in Section 3.2.

Exhibit C

Construction Service Agreement

Exhibit D

Rights of Way, Permits, Easements and Licenses

1. Franchise granted to Tesoro Refining & Marketing Company LLC by the City of Carson, California, by Ordinance No. 09-1416, dated February 3, 2009, as amended by Ordinance No. 17-1629, dated July 18, 2017

2. Pipeline Easement Agreement, dated August 7, 2017, from Kinder Morgan Tank Storage Services LLC, as “Grantor,” to Tesoro SoCal Pipeline Company LLC, as “Grantee”

3. Joint Revocable Permit, dated as of August 30, 3017, issued by the City of Los Angeles, California and the City of Long Beach, California, to Tesoro SoCal Pipeline Company LLC as “Permittee”

4. Agreement (Audit No. 282105), dated May 20, 2016, between Union Pacific Railroad Company, as “Licensor” and Tesoro SoCal Pipeline Company LLC, as “Licensee,” as amended by Supplemental Agreement, dated July 3, 2017.

5. License Agreement, dated August 6, 2018 between Tesoro Refining & Marketing Company LLC, as “Licensor,” and Tesoro Logistics Operations LLC and Tesoro SoCal Pipeline Company LLC, collectively, as “Licensees”

Exhibit D

Construction Service Agreement